                       SECURITIES AND EXCHANGE COMMISSION
                              WASHINGTON, DC 20549

                                  SCHEDULE 13G
                                 (Rule 13d-102)

             INFORMATION TO BE INCLUDED IN STATEMENTS FILED PURSUANT
           TO RULES 13d-1(b), (c) AND (d) AND AMENDMENTS THERETO FILED
                              PURSUANT TO 13d-2(b)

                                   ALTEON INC.
--------------------------------------------------------------------------------
                                (Name of Issuer)

                                  COMMON STOCK
--------------------------------------------------------------------------------
                         (Title of Class of Securities)

                                    02144G107
                         -------------------------------
                                 (CUSIP Number)

                               December 31, 2002
--------------------------------------------------------------------------------
            (Date of Event which Requires Filing of this Statement)


Check the appropriate box to designate the one pursuant to which this Schedule is filed:

[X] Rule 13d-1(b)

[X] Rule 13d-1(c)

[_] Rule 13d-1(d)

/1/ The remainder of this cover page shall be filled out for a reporting person's initial filing on this with respect to the subject class of securities, and for any subsequent amendment containing information which would alter the disclosures provided in a prior cover page.

The information required in the remainder of this cover page shall not be deemed to be "filed" for the purpose of Section 18 of the Securities Exchange Act of 1934 (the "Act") or otherwise subject to the liabilities of that section of the Act but shall be subject to all other provisions of the Act (however, see the Notes).

-----------------------                                    ---------------------
CUSIP NO. 02144G 10 7                  13G                 Page  2  of  9  Pages
          -----------                                           ---    ---
-----------------------                                    ---------------------

--------------------------------------------------------------------------------
 1    NAME OF REPORTING PERSON
      S.S. or I.R.S. Identification No. Of Above Person

         MPM BioEquities Adviser LLC
--------------------------------------------------------------------------------
 2    CHECK THE APPROPRIATE BOX IF A MEMBER OF A GROUP*
                                                                (a) [_]
                                                                (b) [X]
--------------------------------------------------------------------------------
 3    SEC USE ONLY

--------------------------------------------------------------------------------
 4    CITIZENSHIP OR PLACE OF ORGANIZATION

         Delaware
--------------------------------------------------------------------------------
   NUMBER OF         5    SOLE VOTING POWER

    SHARES                   1,652,900 (1)
                   -------------------------------------------------------------
 BENEFICIALLY        6    SHARED VOTING POWER

   OWNED BY                  None
                   -------------------------------------------------------------
     EACH            7    SOLE DISPOSITIVE POWER

   REPORTING                 1,652,900 (1)
                   -------------------------------------------------------------
    PERSON           8    SHARED DISPOSITIVE POWER

     WITH                    None
--------------------------------------------------------------------------------
 9    AGGREGATE AMOUNT BENEFICIALLY OWNED BY EACH REPORTING PERSON

         1,652,900 (1)
--------------------------------------------------------------------------------
10    CHECK BOX IF THE AGGREGATE AMOUNT IN ROW (9) EXCLUDES CERTAIN SHARES*

                                                                    [_]
--------------------------------------------------------------------------------
11    PERCENT OF CLASS REPRESENTED BY AMOUNT IN ROW 9

         5.2%
--------------------------------------------------------------------------------
12    TYPE OF REPORTING PERSON*

         IA
--------------------------------------------------------------------------------
                      *SEE INSTRUCTIONS BEFORE FILLING OUT!

------------------------                              --------------------------
CUSIP NO. 92829S 10 4              13G                     Page 3 of 9 Pages
          ------------                                         ---  ---
------------------------                              --------------------------

--------------------------------------------------------------------------------
   1   NAME OF REPORTING PERSON
       S.S. or I.R.S. Identification No. Of Above Person

          MPM BioEquities Master Fund L.P.
--------------------------------------------------------------------------------
   2   CHECK THE APPROPRIATE BOX IF A MEMBER OF A GROUP*
                                                                   (a) [_]
                                                                   (b) [x]
--------------------------------------------------------------------------------
   3   SEC USE ONLY

--------------------------------------------------------------------------------
   4   CITIZENSHIP OR PLACE OF ORGANIZATION

          Bermuda
--------------------------------------------------------------------------------
    NUMBER OF          5    SOLE VOTING POWER

     SHARES                    1,631,067 (1)
                   -------------------------------------------------------------
  BENEFICIALLY         6    SHARED VOTING POWER

    OWNED BY                   None
                   -------------------------------------------------------------
     EACH              7    SOLE DISPOSITIVE POWER

   REPORTING                   1,631,067 (1)
                   -------------------------------------------------------------
    PERSON             8    SHARED DISPOSITIVE POWER

     WITH                      None
--------------------------------------------------------------------------------
   9   AGGREGATE AMOUNT BENEFICIALLY OWNED BY EACH REPORTING PERSON

          1,631,067 (1)
--------------------------------------------------------------------------------
   10  CHECK BOX IF THE AGGREGATE AMOUNT IN ROW (9) EXCLUDES CERTAIN SHARES*

                                                                      [_]
--------------------------------------------------------------------------------
   11  PERCENT OF CLASS REPRESENTED BY AMOUNT IN ROW 9

          5.11%
--------------------------------------------------------------------------------
   12  TYPE OF REPORTING PERSON*

          PN
--------------------------------------------------------------------------------
                      *SEE INSTRUCTIONS BEFORE FILLING OUT!

-------------------------                            ---------------------------
CUSIP NO. 02144G 10 7                 13G                  Page 4 of 9 Pages
          -----------                                          ---  ---
-------------------------                            ---------------------------

--------------------------------------------------------------------------------
   1      NAME OF REPORTING PERSON
          S.S. or I.R.S. Identification No. Of Above Person

             MPM BioEquities GP L.P.
--------------------------------------------------------------------------------
   2      CHECK THE APPROPRIATE BOX IF A MEMBER OF A GROUP*
                                                            (a) [_]
                                                            (b) [X]
--------------------------------------------------------------------------------
   3      SEC USE ONLY

--------------------------------------------------------------------------------
   4      CITIZENSHIP OR PLACE OF ORGANIZATION

             Delaware
--------------------------------------------------------------------------------
       NUMBER OF        5    SOLE VOTING POWER

        SHARES                  1,652,900 (1)
                     -----------------------------------------------------------
     BENEFICIALLY       6    SHARED VOTING POWER

       OWNED BY                 None
                     -----------------------------------------------------------
        EACH            7    SOLE DISPOSITIVE POWER

      REPORTING                 1,652,900 (1)
                     -----------------------------------------------------------
       PERSON           8    SHARED DISPOSITIVE POWER

        WITH                    None
--------------------------------------------------------------------------------
   9      AGGREGATE AMOUNT BENEFICIALLY OWNED BY EACH REPORTING PERSON

             1,652,900 (1)
--------------------------------------------------------------------------------
   10     CHECK BOX IF THE AGGREGATE AMOUNT IN ROW (9) EXCLUDES CERTAIN SHARES*

                                                                      [_]
--------------------------------------------------------------------------------
   11     PERCENT OF CLASS REPRESENTED BY AMOUNT IN ROW 9

             5.2%
-------------------------------------------------------------------------------
   12     TYPE OF REPORTING PERSON*

             PN
-------------------------------------------------------------------------------
                      *SEE INSTRUCTIONS BEFORE FILLING OUT!

-----------------------                                    ---------------------
CUSIP NO. 02144G 10 7                  13G                 Page  5  of  9  Pages
          -----------                                           ---    ---
-----------------------                                    ---------------------

--------------------------------------------------------------------------------
 1    NAME OF REPORTING PERSON
      S.S. or I.R.S. Identification No. Of Above Person

         MPM BioEquities GP LLC
--------------------------------------------------------------------------------
 2    CHECK THE APPROPRIATE BOX IF A MEMBER OF A GROUP*
                                                                (a) [_]
                                                                (b) [X]
--------------------------------------------------------------------------------
 3    SEC USE ONLY

--------------------------------------------------------------------------------
 4    CITIZENSHIP OR PLACE OF ORGANIZATION

         Delaware
--------------------------------------------------------------------------------
   NUMBER OF         5    SOLE VOTING POWER

    SHARES                   1,652,900 (1)
                   -------------------------------------------------------------
 BENEFICIALLY        6    SHARED VOTING POWER

   OWNED BY                  None
                   -------------------------------------------------------------
     EACH            7    SOLE DISPOSITIVE POWER

   REPORTING                 1,652,900 (1)
                   -------------------------------------------------------------
    PERSON           8    SHARED DISPOSITIVE POWER

     WITH                    None
--------------------------------------------------------------------------------
 9    AGGREGATE AMOUNT BENEFICIALLY OWNED BY EACH REPORTING PERSON

         1,652,900 (1)
--------------------------------------------------------------------------------
10    CHECK BOX IF THE AGGREGATE AMOUNT IN ROW (9) EXCLUDES CERTAIN SHARES*

                                                                    [_]
--------------------------------------------------------------------------------
11    PERCENT OF CLASS REPRESENTED BY AMOUNT IN ROW 9

         5.2%
--------------------------------------------------------------------------------
12    TYPE OF REPORTING PERSON*

         OO
--------------------------------------------------------------------------------
                      *SEE INSTRUCTIONS BEFORE FILLING OUT!

-----------------------                                    ---------------------
CUSIP NO. 02144G 10 7                  13G                 Page  6 of  9  Pages
          -----------                                           ---   ---
-----------------------                                    ---------------------

--------------------------------------------------------------------------------
 1    NAME OF REPORTING PERSON
      S.S. or I.R.S. Identification No. Of Above Person

         MPM Capital II GP LLC
--------------------------------------------------------------------------------
 2    CHECK THE APPROPRIATE BOX IF A MEMBER OF A GROUP*
                                                                (a) [_]
                                                                (b) [X]
--------------------------------------------------------------------------------
 3    SEC USE ONLY

--------------------------------------------------------------------------------
 4    CITIZENSHIP OR PLACE OF ORGANIZATION

         Delaware
--------------------------------------------------------------------------------
   NUMBER OF         5    SOLE VOTING POWER

    SHARES                   1,652,900 (1)
                   -------------------------------------------------------------
 BENEFICIALLY        6    SHARED VOTING POWER

   OWNED BY                  None
                   -------------------------------------------------------------
     EACH            7    SOLE DISPOSITIVE POWER

   REPORTING                 1,652,900 (1)
                   -------------------------------------------------------------
    PERSON           8    SHARED DISPOSITIVE POWER

     WITH                    None
--------------------------------------------------------------------------------
 9    AGGREGATE AMOUNT BENEFICIALLY OWNED BY EACH REPORTING PERSON

         1,652,900 (1)
--------------------------------------------------------------------------------
10    CHECK BOX IF THE AGGREGATE AMOUNT IN ROW (9) EXCLUDES CERTAIN SHARES*

                                                                    [_]
--------------------------------------------------------------------------------
11    PERCENT OF CLASS REPRESENTED BY AMOUNT IN ROW 9

         5.2%
--------------------------------------------------------------------------------
12    TYPE OF REPORTING PERSON*

         OO
--------------------------------------------------------------------------------
                      *SEE INSTRUCTIONS BEFORE FILLING OUT!

-----------------------                                    ---------------------
CUSIP NO. 02144G 10 7                  13G                 Page  7  of  9  Pages
          -----------                                           ---    ---
-----------------------                                    ---------------------

--------------------------------------------------------------------------------
 1    NAME OF REPORTING PERSON
      S.S. or I.R.S. Identification No. Of Above Person

         MPM BioEquities Investors Fund LLC
--------------------------------------------------------------------------------
 2    CHECK THE APPROPRIATE BOX IF A MEMBER OF A GROUP*
                                                                (a) [_]
                                                                (b) [X]
--------------------------------------------------------------------------------
 3    SEC USE ONLY

--------------------------------------------------------------------------------
 4    CITIZENSHIP OR PLACE OF ORGANIZATION

         Delaware
--------------------------------------------------------------------------------
   NUMBER OF         5    SOLE VOTING POWER

    SHARES                   8,100 (1)
                   -------------------------------------------------------------
 BENEFICIALLY        6    SHARED VOTING POWER

   OWNED BY                  None
                   -------------------------------------------------------------
     EACH            7    SOLE DISPOSITIVE POWER

   REPORTING                 8,100 (1)
                   -------------------------------------------------------------
    PERSON           8    SHARED DISPOSITIVE POWER

     WITH                    None
--------------------------------------------------------------------------------
 9    AGGREGATE AMOUNT BENEFICIALLY OWNED BY EACH REPORTING PERSON

         8,100 (1)
--------------------------------------------------------------------------------
10    CHECK BOX IF THE AGGREGATE AMOUNT IN ROW (9) EXCLUDES CERTAIN SHARES*

                                                                    [_]
--------------------------------------------------------------------------------
11    PERCENT OF CLASS REPRESENTED BY AMOUNT IN ROW 9

         0.025%
--------------------------------------------------------------------------------
12    TYPE OF REPORTING PERSON*

         OO
--------------------------------------------------------------------------------
                      *SEE INSTRUCTIONS BEFORE FILLING OUT!

---------------------------                            -------------------------
CUSIP NO. 02144G 10 7                   13G                  Page 8 of 9 Pages
          -----------                                             -    -
---------------------------                            -------------------------

--------------------------------------------------------------------------------
 1      NAME OF REPORTING PERSON
        S.S. or I.R.S. Identification No. Of Above Person

          MPM BioEquities Fund GmbH & Co. KG

--------------------------------------------------------------------------------
 2      CHECK THE APPROPRIATE BOX IF A MEMBER OF A GROUP*
                                                                     (a) [_]
                                                                     (b) [X]

--------------------------------------------------------------------------------
 3      SEC USE ONLY

--------------------------------------------------------------------------------
 4      CITIZENSHIP OR PLACE OF ORGANIZATION
          Germany

-------------------------------- ------ ----------------------------------------
     NUMBER OF     5  SOLE VOTING POWER

      SHARES              13,733 (1)
                ----------------------------------------------------------------
   BENEFICIALLY    6  SHARED VOTING POWER

     OWNED BY             None
                ----------------------------------------------------------------
      EACH         7  SOLE DISPOSITIVE POWER

    REPORTING             13,733 (1)
                ----------------------------------------------------------------
     PERSON        8  SHARED DISPOSITIVE POWER

      WITH                None
--------------------------------------------------------------------------------
 9      AGGREGATE AMOUNT BENEFICIALLY OWNED BY EACH REPORTING PERSON

             13,733 (1)
--------------------------------------------------------------------------------
10     CHECK BOX IF THE AGGREGATE AMOUNT IN ROW (9) EXCLUDES
       CERTAIN SHARES*
                                                                         [_]
--------------------------------------------------------------------------------
11      PERCENT OF CLASS REPRESENTED BY AMOUNT IN ROW 9

             0.043%
--------------------------------------------------------------------------------
12      TYPE OF REPORTING PERSON*

             OO
--------------------------------------------------------------------------------
                      *SEE INSTRUCTIONS BEFORE FILLING OUT!

                            STATEMENT ON SCHEDULE 13G

Item 1(a).    Name of Issuer:

              Alteon Inc.

Item 1(b).    Address of Issuer's Principal Executive Offices:

              170 Williams Drive, Ramsey NJ 07446

Item 2(a).    Names of Person Filing:

              MPM BioEquities Adviser LLC
              MPM BioEquities Master Fund L.P.
              MPM BioEquities GP L.P.
              MPM BioEquities GP LLC
              MPM Capital II GP LLC
              MPM BioEquities Investors Fund LLC
              MPM BioEquities Fund GmbH & Co. KG

Item 2(b).    Business Mailing Address for the Person Filing:

              c/o MPM Capital L.P.
              601 Gateway Blvd., Suite 350
              South San Francisco, CA 94080

Item 2(c).    Citizenship:

              All entities were organized in Delaware, except MPM
              BioEquities Master Fund L.P., which was formed under the laws of Bermuda and MPM BioEquities Fund GmbH & Co. KG which was formed in Germany.

Item 2(d).    Title of Class of Securities:

              Common Stock

Item 2(e).    CUSIP Number:

              02144G107

Item 3. If this statement is filed pursuant to Rules 13d-1(b), or 13d-2(b), check whether the person filing is a:

              MPM BioEquities Adviser LLC is an investment adviser in accordance with Rule 13d-1(b) (1) (ii) (E).

Item 4. Ownership:

              (a)   Amount Beneficially Owned:

                    1,652,900 shares of Common Stock (1)

              (b)   Percent of Class Owned:

                   5.2%

              (c)  Number of shares as to which such person has:

                   (i)   sole power to vote or to direct the vote:
                             1,652,900 shares of Common Stock (1)

                   (ii)  shared power to vote or to direct the vote:
                             None

                   (iii) sole power to dispose or to direct the disposition of:
                             1,652,900 shares of Common Stock (1)

                   (iv) shared power to dispose or to direct the disposition of:
                             None

Item 5. Ownership of Five Percent or Less of a Class:

              Not Applicable

Item 6. Ownership of More than Five Percent on Behalf of Another Person:

              Various persons have the right to receive or the power to direct the receipt of dividends from, or the proceeds from the sale of, the shares to which this statement relates. No one person's interest in such shares is more than five percent of the total outstanding stock of the Issuer.

Item 7. Identification and Classification of the Subsidiary Which Acquired the Security Being Reported on By the Parent Holding Company:

              Not Applicable

Item 8. Identification and Classification of Members of the Group:

              Not Applicable

Item 9. Notice of Dissolution of Group:

              Not Applicable

Item 10.Certification:

              Not Applicable

(1) (1) Includes shares held through entities advised and/or managed by MPM BioEquities Adviser LLC ("MPM BioEquities Adviser") and the general partners and control person of such entities. MPM BioEquities Adviser is controlled by MPM Capital II GP LLC and is the adviser of MPM BioEquities Master Fund L.P., MPM BioEquities Investors Fund LLC, and the MPM BioEquities Fund GmbH & Co. KG, the direct and indirect general partners of which are MPM BioEquities GP L.P. and MPM BioEquities GP LLC. 1,631,067 of the shares are held of record by MPM BioEquities Master Fund L.P., 8,100 of the shares are held of record by MPM BioEquities Fund Investors LLC, and 13,733 of the shares are held of record by MPM BioEquities Fund GmbH & Co. KG. Each reporting person herein disclaims beneficial ownership of shares not directly held by such person.

                                    Signature

     After reasonable inquiry and to the best of my knowledge and belief, I certify that the information set forth in this statement is true, complete and correct.

Dated: February 14, 2003



MPM BIOEQUITIES ADVISER LLC              MPM BIOEQUITIES GP LLC



By: /s/ Luke B. Evnin                    By: /s/ Luke B. Evnin
    --------------------------------         -----------------------------------
    Name: Luke B. Evnin                      Name: Luke B. Evnin
    Title: Manager                           Title: Manager



MPM BIOEQUITIES MASTER FUND L.P.
                                         MPM CAPITAL II GP LLC
By: MPM BIOEQUITIES GP L.P.,
    its General Partner


By: /s/ Luke B. Evnin                    By: /s/ Luke B. Evnin
    --------------------------------         -----------------------------------
    Name: Luke B. Evnin                      Name: Luke B. Evnin
    Title: Manager                           Title: Manager



MPM BIOEQUITIES GP L.P.                  MPM BIOVENTURES I LP

By: MPM BIOEQUITIES GP LLC,              By: MPM BioVentures I LLC,
    its General Partner                      its General Partner

By: /s/ Luke B. Evnin                    By: /s/ Luke B. Evnin
    --------------------------------         -----------------------------------
    Name: Luke B. Evnin                      Name: Luke B. Evnin
    Title: Manager                           Title: Manager


MPM BIOEQUITIES INVESTORS LLC            MPM BIOEQUTIES FUND GMBH & CO. KG

By: MPM BioEquities Investors LLC        By: MPM BioEquities Fund GmbH & Co. KG,
                                             its General Partner

By: /s/ Luke B. Evnin                    By: /s/ Luke B. Evnin
    --------------------------------         -----------------------------------
    Name: Luke B. Evnin                      Name: Luke B. Evnin
    Title: Manager                           Title: Manager